EXHIBIT 10.61

CLIFFS NATURAL RESOURCES INC.
2015 EQUITY AND INCENTIVE COMPENSATION PLAN

RESTRICTED STOCK UNIT AWARD MEMORANDUM

Employee:	PARTICIPANT NAME
Date of Grant:	GRANT DATE
Number of Common Shares Subject to Award:	SHARES GRANTED
Vesting Date:	MAY 26, 2018

Additional terms and conditions of your award are included in the Restricted Stock Unit Award Agreement. As a condition to your receipt of this award, you must log on to Fidelity’s website at www.netbenefits.fidelity.com and accept the terms and conditions of this award within 90 calendar days of your Date of Grant. If you do not accept the terms and conditions of this award within such time at www.netbenefits.fidelity.com, this award may be forfeited and immediately terminate.
Note: Article 2.1 of the Restricted Stock Unit Award Agreement contains provisions that restrict your activities. These provisions apply to you and, by accepting this award, you agree to be bound by these restrictions.

CLIFFS NATURAL RESOURCES INC.
2015 EQUITY AND INCENTIVE COMPENSATION PLAN

Restricted Stock Unit Award Agreement

This Restricted Stock Unit Award Agreement (this “Agreement”) is between Cliffs Natural Resources Inc., an Ohio corporation (the “Company”), and you, the person named in the Restricted Stock Unit Award Memorandum (the “Award Memorandum”) who is an employee of the Company or a Subsidiary of the Company (the "Participant"). For purposes of this Agreement, “Employer” means the entity (the Company or Subsidiary) that employs the Participant on the applicable date. This Agreement is effective as of the Date of Grant set forth in the Award Memorandum.
The Company wishes to award to the Participant Restricted Stock Units representing the opportunity to earn a number of Common Shares, subject to the terms and conditions set forth in this Agreement, in order to carry out the purpose of the Cliffs Natural Resources Inc. 2015 Equity and Incentive Compensation Plan (the “Plan”). All capitalized terms not defined in this Agreement shall have the same meaning as set forth in the Plan. See Section 2 of the Plan for a list of certain defined terms.
In the event of a conflict between the terms of this Agreement, the Award Memorandum and the terms of the Plan, the terms of the Plan shall govern. In the event of a conflict between the terms of this Agreement and the Award Memorandum, the terms of this Agreement shall govern.

ARTICLE 1.
Grant and Terms of Restricted Stock Units
1.1    Grant of Restricted Stock Units. Pursuant to the Plan, the Company has granted to the Participant the number of Restricted Stock Units as specified in the Award Memorandum, with dividend equivalents (“Restricted Stock Units”), effective as of the Date of Grant.
1.2    Vesting As Condition of Payment. The Restricted Stock Units evidenced by this Agreement and these terms and conditions shall only result in the issuance of Common Shares (or cash or a combination of Common Shares and cash, as decided by the Committee in its sole discretion) equal in number to the Restricted Stock Units to the extent the Participant is “Vested” in the Restricted Stock Units on the date the Restricted Stock Units are to be paid as specified in Section 1.4. The Restricted Stock Units will become Vested as follows:
(a)Employment Through Vesting Period. The Participant will become 100% Vested in all the Restricted Stock Units subject to this award if the Participant remains in the continuous employ of the Company or a Subsidiary throughout the period beginning on the Date of Grant and ending on the Vesting Date, as set forth in the Award Memorandum ("Vesting Period").
(b)Death or Disability. The Participant will become 100% Vested in all the Restricted Stock Units evidenced by this Agreement if the Participant experiences a termination of employment with the Company because of the Participant’s death or Disability (as defined herein) during the Vesting Period.
(c)Retirement or Termination without Cause. If the Participant experiences a termination of employment with the Company because of Retirement (as defined herein) or a termination of employment by the Company without Cause (as defined herein) during the Vesting Period, the Participant shall become Vested in a prorated number of Restricted Stock Units equal to the product of the number of Restricted Stock Units subject to this award, multiplied by a fraction, the numerator of which is the number of full months the Participant was employed with the Company or a Subsidiary between the Date of Grant and the date of the Participant’s termination of employment, and the denominator of which is 36, rounded down to the nearest whole Restricted Stock Unit.
(d)Change in Control. In the event a Change in Control occurs during the Vesting Period, the Participant will become Vested in the Restricted Stock Units only to the extent provided in Section 1.3.
In the event the Participant otherwise terminates employment prior to becoming Vested in the Restricted Stock Units or the Participant’s employment is terminated by the Company for Cause, the Participant shall forfeit all rights to any Restricted Stock Units evidenced by this Agreement.

1.3    Change in Control Vesting.
(a)    If the Participant remains in the continuous employ of the Company or a Subsidiary throughout the period beginning on the Date of Grant and ending on the date of a Change in Control, the Participant will become 100% Vested in all the Restricted Stock Units evidenced by this Agreement upon the Change in Control, except to the extent that an award meeting the requirements of Section 1.3(f) (a “Replacement Award”) is provided to the Participant in accordance with Section 1.3(f) to replace, adjust or continue the award of Restricted Stock Units covered by this Agreement (the “Replaced Award”). If a Replacement Award is provided, references to Restricted Stock Units in this Agreement shall be deemed to refer to the Replacement Award after the Change in Control.
(b)    If, upon or after receiving a Replacement Award, the Participant experiences a termination of employment with the Company or a Subsidiary of the Company (or any of their successors) (as applicable, the “Successor”) by reason of the Participant terminating employment for Good Reason or the Successor terminating Participant’s employment other than for Cause, in each case within a period of two years after the Change in Control and during the Vesting Period, the Participant shall become 100% Vested in the Replacement Award upon such termination.
(c)    If a Replacement Award is provided, notwithstanding anything in this Agreement to the contrary, any outstanding Restricted Stock Units that at the time of the Change in Control are not subject to a “substantial risk of forfeiture” (within the meaning of Section 409A of the Code) will be deemed to be Vested at the time of such Change in Control and will be paid as provided for in Section 1.4(c).
(d)    For purposes of this Agreement, “Disability” shall mean a medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months and that results in the Participant: (i) being unable to engage in any substantial gainful activity; or (ii) receiving income replacement benefits for a period of not less than three months under an accident or health plan covering employees of the Company.
(e)    For purposes of this Agreement, “Retirement” means (i) retirement from active employment with the Company or a Subsidiary on or after the age of 65 or (ii) the Participant’s retirement from active employment with the Company or a Subsidiary on and after the attainment of any of the following: (A) at least age 55 and at least 5 years of vesting service under the terms of the Company-sponsored pension plan then applicable to the Participant, if any, with additional service, if any, as may be recognized by the Committee in its sole discretion; (B) at least age 55 and at least 15 years of Continuous Service; or (C) at least 30 years of Continuous Service. For this purpose, “Continuous Service” shall be determined pursuant to Part A of the Pension Plan for Employees of Cliffs Natural Resources Inc. and Its Associated Employers, and if the Participant is not a participant in a Company-sponsored pension plan, such Participant’s years of vesting service shall be determined under the rules of Part A of the Pension Plan for Employees of Cliffs Natural Resources Inc. and Its Associated Employers.
(f)    For purposes of this Agreement, a “Replacement Award” means an award: (i) of the same type (e.g., time-based restricted stock units) as the Replaced Award; (ii) that has a value at least equal to the value of the Replaced Award; (iii) that relates to publicly traded equity securities of the Company or its successor in the Change in Control or another entity that is affiliated with the Company or its successor following the Change in Control; (iv) if the Participant holding the Replaced Award is subject to U.S. federal income tax under the Code, the tax consequences of which to such Participant under the Code are not less favorable to such Participant than the tax consequences of the Replaced Award; and (v) the other terms and conditions of which are not less favorable to the Participant holding the Replaced Award than the terms and conditions of the Replaced Award (including the provisions that would apply in the event of a subsequent Change in Control). A Replacement Award may be granted only to the extent it does not result in the Replaced Award or Replacement Award failing to comply with or be exempt from Section 409A of the Code. Without limiting the generality of the foregoing, the Replacement Award may take the form of a continuation of the Replaced Award if the requirements of the two preceding sentences are satisfied. The determination of whether the conditions of this Section 1.3(f) are satisfied will be made by the Committee, as constituted immediately before the Change in Control, in its sole discretion.
(g)    For purposes of this Agreement, a termination for “Cause” shall mean that, prior to termination of employment, the Participant shall have committed: (i) and been convicted of a criminal violation involving fraud, embezzlement or theft in connection with his or her duties or in the course of his or her employment with the Company or any Affiliate (or the Successor, if applicable); (ii) intentional wrongful damage to property of the Company or any Affiliate (or the Successor, if applicable); (iii) intentional wrongful disclosure of secret processes or confidential information of the Company or any Affiliate (or the Successor, if applicable); or (iv) intentional wrongful engagement in any competitive activity; and any such act shall have been demonstrably and materially harmful to the Company or any Affiliate (or the Successor, if applicable). For purposes of this Agreement, no act or failure to act on the part of the Participant shall be deemed “intentional” if it was due primarily to an error in judgment or negligence, but shall be deemed “intentional” only if done or omitted to be done by the Participant not in good faith and without reasonable belief that the Participant’s action or omission was in the best interest of the Company or an Affiliate (or the Successor, if applicable).
(h)    A termination “for Good Reason” shall mean the Participant’s termination of employment with the Successor as a result of the initial occurrence, without the Participant’s consent, of one or more of the following events:
(i)a material diminution in the Participant’s annual base salary rate as in effect from time to time (“Base Pay”);
a material diminution in the Participant’s authority, duties or responsibilities;
(ii)a material change in the geographic location at which the Participant must perform services;
(iii)a reduction in the Participant’s opportunity regarding annual bonus, incentive or other payment of compensation, in addition to Base Pay, made or to be made in regard to services rendered in any year or other period pursuant to any bonus, incentive, profit-sharing, performance, discretionary pay or similar agreement, policy, plan, program or arrangement (whether or not funded) of the Successor; and
(iv)any other action or inaction that constitutes a material breach by the Participant’s employer of the employment agreement, if any, under which the Participant provides services.
Notwithstanding the foregoing, “Good Reason” shall not be deemed to exist unless: (A) the Participant has provided notice to his or her employer of the existence of one or more of the conditions listed in (i) through (v) above within 90 days after the initial occurrence of such condition or conditions; and (B) such condition or conditions have not been cured by the Participant’s employer within 30 days after receipt of such notice.
1.4    Payment of Restricted Stock Units.
(a)    Payment After the Vesting Period. Subject to Sections 1.4(b) and (c), the Restricted Stock Units that are Vested as of the Vesting Date shall be paid after the end of the Vesting Period, but in any event no later than 2-½ months after the end of the Vesting Period to the extent they have not been previously paid to the Participant.
(b)    Payment After Death, Disability, Retirement or Termination Without Cause. Notwithstanding Section 1.4(a), if the Participant experiences a termination of employment with the Company because of the Participant’s death, Disability, or Retirement, or a termination of employment by the Company without Cause during the Vesting Period, the Vested Restricted Stock Units will be paid within 30 days following the date of such termination. Any payment of Restricted Stock Units to a deceased Participant shall be paid to the estate of the Participant, unless the Participant files a completed Designation of Death Beneficiary with the Company in accordance with its procedures.
(c)    Change in Control. Notwithstanding Section 1.4(a) and Section 1.4(b), to the extent any Restricted Stock Units are Vested as of a Change in Control, such Vested Restricted Stock Units will be paid within 10 days of the Change in Control; provided, however, that if such Change in Control would not qualify as a permissible date of distribution under Section 409A(a)(2)(A) of the Code, and the regulations thereunder, and where Section 409A of the Code applies to such distribution, payment will be made on the date that would have otherwise applied pursuant to this Section 1.4.
(d)    Payment Following a Change in Control. Notwithstanding Section 1.2 and 1.4(a), if, during the two-year period following a Change in Control, the Participant experiences a qualifying termination of employment (as described in Section 1.3(b)), the Restricted Stock Units that are Vested as of the date of such termination of employment shall be paid within 10 days of such termination of employment to the extent they have not been previously paid to the Participant; provided, however, that if such Change in Control would not qualify as a permissible date of distribution under Section 409A(a)(2)(A) of the Code, and the regulations thereunder, and where Section 409A of the Code applies to such distribution, payment will be made on the date that would have otherwise applied pursuant to this Section 1.4. Notwithstanding the foregoing to the contrary, to the extent payment is due within 10 days of the termination of employment, if the Participant on the date of such termination of employment is a “specified employee” (within the meaning of Section 409A of the Code determined using the identification methodology selected by the Company from time to time), payment for the Restricted Stock Units will be made on the first day of the seventh month after the date of Participant’s termination of employment or, if earlier, the date of the Participant’s death.
(e)    General. The Committee, in its sole discretion, may settle the Restricted Stock Units in cash or a combination of Common Shares and cash, in lieu of issuing only Common Shares. In the event that all or any portion of the Restricted Stock Units shall be paid in cash, the cash equivalent of one Restricted Stock Unit shall be equal to the Market Value per Share on the last trading day of the Vesting Period or, if earlier, the trading day immediately prior to the payment date. Notwithstanding the foregoing, no Restricted Stock Units granted hereunder may be paid in cash in lieu of Common Shares to any Participant who is subject to the Cliffs Natural Resources Inc. Directors' and Officers' Share Ownership Guidelines ("Share Ownership Guidelines") unless and until such Participant is either in compliance with, or no longer subject to, such Share Ownership Guidelines; provided, however, that the Committee may withhold Common Shares to the extent necessary to satisfy income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related item withholding requirements, as described in Section 4.3. In addition, the Committee may restrict 50% of the Common Shares to be issued in satisfaction of the total Restricted Stock Units, before income tax withholding, so that they cannot be sold by the Participant unless immediately after such sale the Participant is in compliance with the Share Ownership Guidelines that are applicable to the Participant at the time of sale.
(f)    Payment Obligation. Prior to payment, the Company shall only have an unfunded and unsecured obligation to make payment of Restricted Stock Units to the Participant. The Restricted Stock Units evidenced by this Agreement that have not yet been earned, and any interests of the Participant with respect thereto, are not transferable other than pursuant to the laws of descent and distribution, or in accordance with Section 1.4(b).
(g)    No Shareholder Rights. The Participant shall have no rights of ownership in the Common Shares underlying the Restricted Stock Units and no right to vote the Common Shares underlying the Restricted Stock Units until the date on which the Common Shares underlying the Restricted Stock Units are issued or transferred to the Participant pursuant to this Section 1.4.
ARTICLE 2.
Other Terms and Conditions

2.1    Non-Compete and Confidentiality.
(a)    A Participant shall not render services for any organization or engage directly or indirectly in any business that is a competitor of the Company or any Affiliate of the Company, or which organization or business is or plans to become prejudicial to or in conflict with the business interests of the Company or any Affiliate of the Company or distribute any secret or confidential information belonging to the Company or any Affiliate of the Company.
(b)    Failure to comply with Section 2.1(a) above will cause a Participant to forfeit the right to Restricted Stock Units and require the Participant to reimburse the Company for the taxable income received on Restricted Stock Units that have been paid out in Common Shares within the 90-day period preceding the Participant’s termination of employment.
ARTICLE 3.
Acknowledgments
3.1    Acknowledgments. In accepting the award, the Participant acknowledges, understands and agrees to the following:

(a)    The Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;
(b)    The grant of the Restricted Stock Units is voluntary and occasional and does not create any contractual or other right to receive future grants of Restricted Stock Units, or benefits in lieu of Restricted Stock Units, even if Restricted Stock Units have been granted in the past;
(c)    All decisions with respect to future Restricted Stock Units or other grants, if any, will be at the sole discretion of the Company;
(d)    The Participant’s participation in the Plan is voluntary;
(e)    The Restricted Stock Unit Award and the Participant’s participation in the Plan shall not create a right to employment or be interpreted as forming an employment or services contract with the Company or any Subsidiary and shall not interfere with the ability of the Company, or any Subsidiary, as applicable, to terminate the Participant’s employment or service relationship (if any);
(f)    The future value of the underlying Common Shares is unknown, indeterminable and cannot be predicted with certainty;
(g)    No claim or entitlement to compensation or damages shall arise from forfeiture of any Restricted Stock Units resulting from the Participant ceasing to provide employment or other services to the Company or a Subsidiary (for any reason whatsoever whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is employed or the terms of the Participant’s employment agreement, if any), and in consideration of the grant of the Restricted Stock Units to which the Participant is otherwise not entitled, the Participant irrevocably agrees never to institute any claim against the Company or any of its Subsidiaries, and the Participant waives his or her ability, if any, to bring any such claim, and releases the Company and its Subsidiaries from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, the Participant shall be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claim;
(h)    Neither the Plan nor the Restricted Stock Units shall be construed to create an employment relationship where any employment relationship did not otherwise already exist;
(i)    The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant’s participation in the Plan, or the Participant’s acquisition or sale of the underlying Common Shares. The Participant is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Restricted Stock Units;
(j)    The Restricted Stock Units and the Common Shares subject to the Restricted Stock Units, and the income and value of same, are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments; and
(k)    The Company reserves the right to impose other requirements on participation in the Restricted Stock Units and on any Common Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable in order to comply with local law or other applicable rules or facilitate the administration of the Plan, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
ARTICLE 4.
General Provisions
4.1    Compliance with Law. The Company shall make reasonable efforts to comply with all applicable federal and state securities laws; provided, however, notwithstanding any other provision of the Agreement and these terms and conditions, the Company shall not be obligated to issue any Common Shares pursuant to the Agreement and these terms and conditions if the issuance or payment thereof would result in a violation of any such law; provided, however, that the Common Shares will be issued at the earliest date at which the Company reasonably anticipates that the issuance of the Common Shares will not cause such violation.

4.2    Dividend Equivalents. During the period beginning on the Date of Grant and ending on the date that the Restricted Stock Units are paid in accordance with Section 1.4, the Participant will be entitled to dividend equivalents on Restricted Stock Units equal to the cash dividend or distribution that would have been paid on the Restricted Stock Units had the Restricted Stock Units been issued and outstanding Common Shares on the record date for the dividend or distribution. Such accrued dividend equivalents (a) will vest and become payable upon the same terms and at the same time of settlement as the Restricted Stock Units to which they relate, and (b) will be denominated and payable solely in cash.
4.3    Withholding Taxes. To the extent that the Company is required to withhold federal, state, local or foreign taxes in connection with any payment made or benefit realized by the Participant under this Agreement, and the amounts available to the Company for such withholding are insufficient, it will be a condition to the receipt of such payment or the realization of such benefit that the Participant make arrangements satisfactory to the Company for payment of the balance of such taxes required to be withheld, which arrangements (in the discretion of the Committee) may include relinquishment of a portion of such benefit. If the Participant’s benefit is to be received in the form of Common Shares, and the Participant fails to make arrangements for the payment of tax, then, unless otherwise determined by the Committee, the Company will withhold Common Shares having a value equal to the amount required to be withheld. Notwithstanding the foregoing, when the Participant is required to pay the Company an amount required to be withheld under applicable income and employment tax laws, the Participant may elect, unless otherwise determined by the Committee, to satisfy the obligation, in whole or in part, by having withheld, from the shares required to be delivered to the Participant, Common Shares having a value equal to the amount required to be withheld or by delivering to the Company other Common Shares held by the Participant. The shares used for tax withholding will be valued at an amount equal to the fair market value on the date the benefit is to be included in the Participant’s income. In no event will the market value of the Common Shares to be withheld and delivered pursuant to this Section to satisfy applicable withholding taxes in connection with the benefit exceed the minimum amount of taxes required to be withheld.
4.4    Continuous Employment. For purposes of this Agreement, the continuous employment of the Participant with the Company shall not be deemed to have been interrupted, and the Participant shall not be deemed to have separated from service with the Company, by reason of the transfer of his employment among the Company or Subsidiaries or an approved leave of absence, unless otherwise indicated in the Plan or if required to comply with Section 409A of the Code.
4.5    Relation to Other Benefits. Any economic or other benefit to the Participant under the Agreement and these terms and conditions or the Plan shall not be taken into account in determining any benefits to which the Participant may be entitled under any profit-sharing, retirement or other benefit or compensation plan maintained by the Company or a Subsidiary and shall not affect the amount of any life insurance coverage available to any beneficiary under any life insurance plan covering employees of the Company or Subsidiary.
4.6    Adjustments. Restricted Stock Units evidenced by this Agreement are subject to adjustment as provided in Section 11 of the Plan.
4.7    These Terms and Conditions Subject to Plan. The Restricted Stock Units covered under the Agreement and all of the terms and conditions hereof are subject to all of the terms and conditions of the Plan, a copy of which is available upon request.
4.8    Transferability. Except as otherwise provided in the Plan, the Restricted Stock Units are non-transferable and any attempts to assign, pledge, hypothecate or otherwise alienate or encumber (whether by law or otherwise) any Restricted Stock Units shall be null and void.
4.9    Data Privacy. The Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Participant’s personal data as described in this Agreement and any other Restricted Stock Unit award materials by and among, as applicable, the Company or Subsidiaries for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan.
The Participant understands that the Company or Subsidiary may hold certain personal information about the Participant, including, but not limited to, the Participant’s name, home address and telephone number, date of birth, social security number or other identification number, salary, nationality, job title, any Common Shares of or directorships in the Company that are held, details of all Restricted Stock Units or any other entitlement to Common Shares awarded, canceled, exercised, vested, unvested or outstanding in the Participant’s favor, for the exclusive purpose of implementing, administering and managing the Plan (“Data”).

The Participant understands that Data will be transferred to the Company’s broker, or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan. The Participant understands that the recipients’ use of the Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than the Participant’s country. The Participant understands that if he or she resides outside the United States, he or she may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative. The Participant authorizes the Company, the Company’s broker and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing the Participants’ participation in the Plan. The Participant understands that Data will be held only as long as is necessary to implement, administer and manage the Participant’s participation in the Plan. The Participant understands if he or she resides outside the United States, he or she may, at any time, view their respective Data, request additional information about the storage and processing of their Data, require any necessary amendments to their Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his or her local human resources representative. Further, the Participant understands that he or she is providing the consents herein on a purely voluntary basis. If the Participant does not consent, or if the Participant later seeks to revoke his or her consent, his or her employment status or service and career with the Employer will not be adversely affected; the only adverse consequence of refusing or withdrawing the Participant's consent is that the Company would not be able to grant Restricted Stock Units or other equity awards or administer or maintain such awards. Therefore, the Participant understands that refusing or withdrawing his or her consent may affect the Participant’s ability to participate in the Plan. For more information on the consequences of the Participant’s refusal to consent or withdrawal of consent, the Participant understands that he or she may contact his or her local human resources representative.
4.10    Amendments. This Agreement can be amended at any time by the Committee. Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto. Except for amendments necessary to bring this Agreement into compliance with current law including Section 409A of the Code, no amendment to this Agreement shall materially and adversely affect the rights of the Participant without the Participant’s written consent.
4.11    Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.
4.12    Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to the Restricted Stock Units by electronic means. By accepting this award of Restricted Stock Units, the Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
4.13    Headings. Headings are given to the articles or sections of this Agreement solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Agreement or any provision hereof.
4.14    Governing Law. This Agreement is governed by and construed in accordance with the internal substantive laws of the State of Ohio.
4.15    Section 409A of the Code. To the extent applicable, it is intended that this Agreement and the Plan comply with the provisions of Section 409A of the Code. This Agreement and the Plan shall be administered in a manner consistent with this intent, and any provision that would cause the Agreement or the Plan to fail to satisfy Section 409A of the Code shall have no force and effect until amended to comply with Section 409A of the Code (which amendment may be retroactive to the extent permitted by Section 409A of the Code and may be made by the Company without the consent of the Participant). The terms “termination of employment,” “terminates employment,” and similar words and phrases used in this Agreement mean a “separation from service” within the meaning of Treasury Regulation section 1.409A-1(h).

[Acceptance Page Contained in Exhibit A]

Exhibit A

ELECTRONIC ACCEPTANCE
Acceptance by the Participant

By selecting the “Accept Grant” box on the website of the Company’s administrative agent, the Participant acknowledges acceptance of, and consents to be bound by, the Plan and this Agreement and any other rules, agreements or other terms and conditions incorporated herein by reference.
IF I FAIL TO ACKNOWLEDGE ACCEPTANCE OF THE AWARD WITHIN NINETY (90) DAYS OF THE DATE OF GRANT SET FORTH IN THE AGREEMENT, THE COMPANY MAY DETERMINE THAT THIS AWARD HAS BEEN FORFEITED.

PARTICIPANT NAME	ACCEPTANCE DATE
Participant Name	Date
ELECTRONIC SIGNATURE
Participant Signature